Exhibit 99.1

FINAL:  For Release

NEW YORK & COMPANY, INC. APPOINTS MICHELE PARSONS

TO EVP, MERCHANDISING

New York, New York — December 7, 2010 — New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 581 retail stores, today announced the appointment of Michele Parsons to Executive Vice President, Merchandising.  Ms. Parsons will report to Greg Scott, President, and she will serve on the Company’s Executive Committee.  Ms. Parsons will join the Company in the beginning of January 2011.

Ms. Parsons is a strategic merchandising executive with 25 years of experience in multi-channel retail businesses.  Ms. Parsons joins New York & Company from Coach where she held the position of Vice President Merchandising Retail North America.  There, she was responsible for leading the merchandising teams of both full price and factory retail businesses.  Prior to Coach, Ms. Parsons served as President and Chief Merchandising Officer of Liz Claiborne Apparel.  She also held senior merchandising roles with Tommy Hilfiger and J. Crew Group.  Earlier in her career, Ms. Parsons held various merchandising positions with Victoria’s Secret, a division of Limited Brands, and Ann Taylor.

Greg Scott, New York & Company’s President, stated:  “We are extremely pleased to welcome Michele to the New York & Company management team. She brings substantial talent and experience to our company, with a proven track record of building brands through new and innovative merchandising strategies.  We look forward to Michele’s significant contributions and leadership as we position New York & Company to be the modern wear-to-work destination for women who want fashion-right merchandise at an amazing value.”

About New York & Company

New York & Company, Inc. is a leading specialty retailer of women’s fashion apparel and accessories offering “NY Style” at Great Deals. The Company’s proprietary branded New York & Company ® merchandise is sold exclusively through its national network of New York & Company retail stores and E-commerce store at www.nyandcompany.com. The Company currently operates 581 stores in 43 states. Additionally, certain product, press release and SEC filing information concerning the Company is available at the Company’s website: www.nyandcompany.com.

New York & Company, Inc.

Suzanne Rosenberg

Director, Investor Relations

212-884-2140

Investor/Media Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Media: Kellie Baldyga